Exhibit 10.4

Eugene R. McGrath

Chairman of the Board

July 27, 2005

Mr. Stephen B. Bram

9 Irene Court

Edison, NJ 08820

Dear Mr. Bram:

As Group President, Energy and Communications, you became an employee of Consolidated Edison Solutions (“CES”) effective January 1, 2003. This will confirm that while you are employed by CES, you will continue to accrue pension credit under the Consolidated Edison Retirement Plan (the “Retirement Plan”) and the Consolidated Edison Company of New York, Inc. Supplemental Retirement Income Plan (the “SRIP”). Your years of service and compensation earned as an employee of CES will be included in determining your pension benefits. When you decide to retire, your pension will be calculated under the formulas and benefit provisions applicable to Officers of Consolidated Edison Company of New York, Inc. Your pension will be paid under the Retirement Plan and the SRIP.

Sincerely,

/s/ Eugene R. McGrath